EXHIBIT 10.3

SERVICE AGREEMENT

This service agreement is made and entered this day of 2016_by and between Madison Ltd. whose address is Ha`etzel 9, Ramat-Gan, Israel (hereinafter: "the Company") and Barcelona Boosting Business SL (B 66271586), whose address is: Paseo Bonanova 105, 3º3ª, 08017 Barcelona (hereinafter: "BBB" or "BBB").

The Company and BBB may be referred to herein individually as "Party" or collectively, as "Parties".

RECITAL

As part of its ongoing research, development and commercialization of Company's products, the Company desires to retain services of BBB to help the company conduct clinical trial in Barcelona. Therefore, the Company desires to retain the services of BBB and the Company and BBB desire to enter into this Agreement for that purpose.

AGREEMENT

In consideration of the mutual covenants set forth below, the Parties hereby agree as follows:

1.	Services.

Commencing on [__May 31___], 2016 (the "Effective Date"), the Company hereby retains BBB following services:

1.1.   Searching and visiting the possible sites to carry over the study.

1.2.   Choosing the best site and main investigator for the study.

1.3.   Recruit and involve the main investigator for the Study and the Clinical/Service Director (main influencer of the site)

1.4.   Review, prepare and translate the documents for Submission

1.5.   Prepare and manage the submission with CEICs Hospital

1.6.   Prepare and manage the submission with the Spanish Agency

1.7.   Follow up and monitor of the study (up to 25 patients)

1.8.   Review and collect all the data requested by the sponsor

1.9.   Manage any extra contact that the sponsor could need from the Hospital

BBB shall provide to the Company a monthly report describing the Service rendered by him during the preceding month, in a form acceptable by the Company (the "Monthly Report"). Such Report shall be subject to approval of the Company, which may not be unreasonably withheld.

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2.	Compensation.

2.1.	Fee. As full and complete compensation for the Services, BBB shall be entitled, are detailed in Appendix A. The amount shall be paid in accordance with milestones detailed in Appendix A.

2.2.

Travel Expense Reimbursement. The Company shall reimburse BBB for all reasonable travel business expenses BBB incurs directly with performing BBB Services, provided that BBB receives prior written approval from the Company for any such expenses, and the expenses are in compliance with the Company's travel and expense policies. Any reimbursement by the Company shall be against a receipt of a lawful invoice and all other appropriate and supporting documentation for expense reimbursement if applicable.

3.

Independent Contractor; Taxes. The relationship between BBB and the Company is that of an independent contractor, and BBB performs and shall continue to perform all actions legally required to establish and maintain service provider status as an independent contractor. The Parties expressly declare and confirm that BBB is not, nor will it be, at any time during the course of providing the services hereunder, an employee of Company and that there does not now exist, nor shall there exist during the course of providing such services, employer-employee relationship between Company and BBB and/or anyone on BBB's behalf. BBB is aware that the aforestated in connection with the absence of an employer-employee relationship between BBB and the Company is a condition precedent to Company's entering into the Agreement.

Without derogating from the above, the Parties hereby agree that in the event that despite the aforesaid, and despite the Company's express declaration above, BBB claims, and/or it is determined by any judicial authority pursuant to law, that an employer-employee relationship has been created between BBB and the Company, at any time during the course of the provisions of the Services, then for the entire Term, BBB will immediately upon such claim or judicial decision reimburse and indemnify the Company for any remuneration, fees or expenses paid by the Company to BBB and any expenses incurred by the Company in consequence of raising such claim or demand and/or as a result of such determination, The Company shall be entitled to offset any amounts due to it under this section from any amounts payable to BBB under this Agreement. The aforestated shall also be deemed a settlement and an admission of payment for purposes of section 29 of the Severance Pay Law – 1963.

BBB has the responsibility to pay any and all taxes in connection with the compensation set forth above, if any. BBB further acknowledges that in the event that at the opinion of counsels to the Company, the Company is obligated under law to withhold taxes at source from BBB's compensation, including on account of exercise of the Options, then Company shall withhold such taxes and provide BBB with a formal notice of such withholding.

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4.

Proprietary Information and Confidentiality. BBB is aware that in the course of its engagement with Company during the Term and/or in connection therewith, BBB may have access to, and be entrusted with, technical, proprietary, sales, legal, financial, and other data and information pertaining to Company's business and products, including information received by Company from any third party subject to obligations of confidentiality towards said third party, all of which data and information, whether documentary, written, oral or computer generated, shall be deemed to be, and referred to as "Proprietary Information", except for such information which, on the date of disclosure, is already known to BBB without restriction on disclosure, as evidenced in records, or Proprietary Information that on the date of disclosure, is, or thereafter becomes, available in the public domain through no fault on the part of BBB, or which was provided to BBB by a third party that is not bound by confidentiality to the Company.

BBB agrees and declares that all Proprietary Information, patents and/or patent applications, copyrights and other intellectual property rights in connection therewith, are and shall remain the sole property of Company and its assigns. During the Term of this Agreement, and upon its expiration thereafter, BBB shall keep in confidence and trust all Proprietary Information, and will not use or disclose and/or make available, directly or indirectly, to any third party any Proprietary Information without the prior written consent of Company, except and to the extent as may be necessary in the ordinary course of performing the Services and his duties pertaining to the Company and except and to the extent as may be required under any applicable law, regulation, judicial decision or determination of any governmental entity. Without derogating from the generality of the foregoing, BBB shall exercise the highest degree of care in safeguarding the Proprietary Information against loss, theft or other inadvertent disclosure and to take all reasonable steps necessary to ensure the maintaining of confidentiality. BBB acknowledges that any breach of his obligations pursuant to this Section 4 would cause substantial damage for which the Company shall hold him liable. The provisions of this Section 4 shall survive termination of this Agreement and shall remain in full force and effect at all times thereafter.

Without derogating from the Company's rights under law and/or agreement, BBB agrees that all discoveries, ideas, developments, inventions, improvements, mask works, trade secrets, copyrights, modifications, concepts, techniques, methods, technologies, know-how, designs, data, processes, proprietary information, whether or not patentable or otherwise protectable, and all intellectual property rights associated therewith, which BBB may (or have) invent(ed), make(de), develop(ed), discover(ed), conceive(d) or create(d), in whole or in part, independently or jointly with others, as a result of or within the framework of his services to the Company and/or with the use of any Company's equipment, supplies, facilities, or proprietary information, are and shall be the sole and exclusive property of the Company (collectively, the "IP Rights"). BBB shall have no rights, claims or interest whatsoever in or with respect to the IP Rights, and for the removal of doubt BBB hereby irrevocably and unconditionally assigns to the Company any and all rights and interests therein.

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5.	No Conflicting Obligations.

BBB represents that the execution of this Agreement and the performance of the Services for the Company according to this Agreement do not and will not breach or conflict with any agreement with a third party.

BBB agrees not to bring to the Company, or during use in the performance of Services for the Company any materials or documents of a present or former employer of BBB, or another third party to which BBB provides consulting or other services, or any materials or documents obtained by BBB from a third party under a binder of confidentiality, unless such materials or documents are generally available to the public or BBB has authorization from such present or former employer or third party for the possession and unrestricted use of such materials.

In the event that BBB is involved in any way in a business or a company or in any other form, by way of shareholdings, partnership, consulting or otherwise, which is competing with Company's business or products, then BBB shall inform the Board of his involvement, and shall keep strict policy of "Chinese Walls" with any Proprietary Information of the Company and such other entity/business.

The provisions of this Section 5 shall survive termination of this Agreement and shall remain in full force and effect at all times thereafter.

6.	Inventions.

BBB agrees to promptly and from time to time fully inform and disclose to Company all inventions, designs, improvements and discoveries which BBB may have after the Effective Date and hereafter during the Term which relates to the Company, its activities and products or to any experimental work performed by Company, whether conceived by BBB alone or with others and whether or not conceived during regular working hours ("Inventions").

All Inventions, and any and all rights, interests and title therein, shall be the exclusive property of Company and BBB shall not be entitled, and hereby waives now and/or in the future, any claim to any right, compensation and/or reward in connection therewith. In the event that by operation of law, any Invention shall be deemed BBB's, BBB hereby assigns and shall in the future take all the requisite steps (including by way of illustration only, signing all appropriate documents) to assign to Company and/or its designee any and all of his foregoing rights, titles and interests, on a worldwide basis and hereby further acknowledges and shall in the future acknowledge Company's full and exclusive ownership in all such Inventions. To the extent necessary, BBB shall, during the Term or at any time thereafter, execute all documents and take all steps necessary to effectuate the assignment to Company and/or its designee and/or to assist Company to obtain the exclusive and absolute rights, title and interests in and to all Inventions, whether by the registration of patent, trade mark, trade secret and/or any other applicable legal protection, and to protect same against infringement by any third party. This provision shall apply with equal force and effect to all items that may be subject to copyright or trademark protection.

The provisions of this Section 6 shall survive termination of this Agreement and shall be and remain in full force and effect at all times thereafter.

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7.

Non-Competition and Non-Solicitation. BBB hereby covenants that throughout the Term and for a period of twelve (12) months following the effective date of termination of BBB's engagement howsoever arising thereafter, BBB will not:

7.1.

Engage, directly or indirectly, whether independently or as an employee, BBB or otherwise, through any corporate body and/or with or through others, in any activity competing with the actual and/or planned activities and/or products of the Company and its affiliates, as same have existed and shall exist from time to time during the Term and thereafter as shall exist at the effective date of termination of his engagement with Company.

7.2.

Whether on her own account and/or on behalf of others, in any way offer, solicit, interfere with and/or endeavor to entice away from Company and/or any of its affiliates, any person, firm or company with whom Company and/or any of its affiliates shall have any contractual and/or commercial relationship as an employee, BBB, licenser, joint venture, supplier, customer, distributor, agent or contractor of whatsoever nature, existing or under negotiation on or prior to the effective date of termination of BBB's engagement with Company.

8.	Term and Termination.

8.1.

This Agreement and provision of BBB's Services hereunder, shall commence on the Effective Date and shall continue for a period of twelve (12) months thereafter (the "Initial Term") and may be extended mutually by the Parties in writing by additional twelve (12) months period(s) until terminated hereunder (each an "Additional Term" and together with the Initial Term, the "Term").

8.2.	This Agreement may be terminated by either party by issuance of a written notice to the other party at least thirty (30) days prior to the laps of the Initial Term or any Additional Term.

8.3.

Notwithstanding the foregoing, Company shall be entitled to give BBB notice that this Agreement is terminated with immediate effect as a result of the occurrence of any one of the following ("Cause"): (a) BBB has committed a material breach of any of the provisions hereof which has not been cured within 14 days of a notice to that effect; and (b) BBB has been convicted under a final judgment of a dishonorable criminal offense. Upon termination of this Agreement, BBB will promptly deliver to the Company all documents and other materials of any nature pertaining to the Services or including Proprietary Information.

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9.

Miscellaneous. (a) Company may assign or transfer this Agreement or any right, claim or obligation provided herein, provided however that none of BBB's rights under this Agreement are thereby diminished; (b) BBB may assign or transfer this Agreement or any right, claim or obligation provided herein to any entity wholly owned by BBB, provided however that BBB shall be the designated exclusive employee of such entity through which such entity shall continue providing the Services to Company and the provisions set forth in this Agreement with respect to confidential information, non-competition, non-solicitation and IP assignment shall apply to such entity; (c) Company's failure or delay in enforcing any of the provisions of this Agreement shall not, in any way, be construed as a waiver of any such provisions, or prevent Company thereafter from enforcing each and every other provision of this Agreement which were previously not enforced; (d) Notices given hereunder shall be in writing and shall be deemed to have been duly given on the date of personal delivery, on the date of postmark if mailed by certified or registered mail, or on the date sent by facsimile or electronic mail, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt, addressed as set forth above or such other address as either party may designate to the other in accordance with the aforesaid procedure; (e) This Agreement shall be interpreted and construed in accordance with the laws of the State of Israel. The parties submit to the exclusive jurisdiction of the competent courts of Tel-Aviv in any dispute related to or a rising from this Agreement; (f) This Agreement consti-tutes the entire agreement of the parties hereto with respect to the subject matters hereof, and supersedes all prior agreements and understandings between the parties with respect thereto. This Agreement shall not be amended, modified or varied by any oral agreement or representation other than by a written instrument executed by both parties or by their duly authorized representatives.

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IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the date first written above.

Madison-IL Ltd.		BBB

By:	/s/ Amos Bar-Shalev	By:	/s/ Maria Cudeiro
	Amos Bar-Shalev		Maria Cudeiro
CEO

	May 31, 2016		May 31, 2016

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Appendix A

Payment schedule and amount

Task	Amount Due
Contract signing	20,000 EU

After study submission	18,500 EU

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